UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 10, 2005
(Date of earliest event reported)

FORCE PROTECTION, INC.
(Exact name of Registrant as specified in its charter)

Colorado	000-22273	84-1383888
(State or other jurisdiction	(Commission File Number)	(IRS Employer of incorporation) identification No.)

9801 Highway 78, #3, Ladson, SC	29456
(Address of principal executive offices)	(Zip Code)

(843) 740-7015
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modification to Rights of Security Holders.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 10, 2005 our Board of Directors approved a resolution adopting an Amended and Restated Certificate of Designation for Series B Convertible Preferred Stock and an Amended and Restated Certificate of Designation for Series C Convertible Preferred Stock. The Board Resolution was ratified and approved by a majority of the Series B and Series C shareholders.

The Amended and Restated Certificates of Designation permit the Board of Directors to convert the Series B stock and the Series C stock into common stock. The conversion rate for the Series B stock will be 9,110,000 shares of common stock for each share of Series B stock. The conversion rate for the Series C stock will be 911,000 shares of common stock for each share of Series C stock.

The foregoing description of the terms and conditions of the Series B Convertible Preferred stock and the Series C Convertible Preferred Stock is qualified in its entirety by, and made subject to, the more complete information set forth in the Amended and Restated Certificate of Designation of the Series B Convertible Preferred Stock and the Amended and Restated Certificate of Designation of the Series C Convertible Preferred Stock, attached to this Report as Exhibits 4.1 and 4.2.

Item 9.01  Financial Statements and Exhibits.

       (c) Exhibits.

       4.1     Amended and Restated Certificate of Designation for Series B Convertible Preferred Stock.

       4.2     Amended and Restated Certificate of Designation for Series C Convertible Preferred Stock.

SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.

Registrant

Date: February 15, 2005	By:	/s/ R. Scott Ervin
R. Scott Ervin
Interim Chief Executive Officer